Exhibit 10.3

February 7, 2017

Darren Ma

Dear Darren:

As you know, Integrated Device Technology, Inc. (“IDT”) and GigPeak, Inc. (“GigPeak”) are entering into an agreement pursuant to which GigPeak will become a wholly owned subsidiary of IDT (the “Merger”).  In connection with the Merger, we are pleased to offer you the following employment package with IDT.    Effective immediately at the closing of the merger, your title with IDT will be Senior Director of Finance reporting directly to me, in our San Jose office, effective as of and contingent upon the closing of the Merger.

For a short period of time, GigPeak will be a wholly-owned subsidiary of IDT, and you will be employed by GigPeak, the IDT subsidiary.  Thereafter, you will transfer to the parent company, IDT (your “IDT Start Date”).  We currently anticipate this transfer to occur within 90 days following the close.  We will communicate with you further on the status of the harmonization schedule as that date approaches.  In the meantime, by signing this letter, you agree that as of the date of the closing of the Merger, the terms of employment for your San Jose based IDT position will be as follows:

Base Salary:	$225,000 annually; $8,653.85 payable biweekly.

Status:	Full time / Exempt

Signing Bonus:
You will receive a one-time cash-signing bonus of $112,500, subject to applicable taxes and withholdings, which is be paid to you on the first regular pay cycle immediately following the closing of the Merger.

Bonus Plan:
After the close of the merger, you will be eligible participate in IDT’s Annual Incentive Plan (AIP) pursuant to the terms of the Plan. Your participation will be at an annual target of 25% of your base earnings.

Retention Bonus:
If, during the six months following the closing of the Merger, you significantly contribute to the successful integration of the finance function for the combined companies, you will receive a one-time cash retention bonus of $50,000, less applicable withholdings and deductions, paid on the first regular pay cycle immediately following your six month anniversary of the closing of the Merger.

Equity:
On the closing date of the Merger, your vested an unvested stock options and restricted stock units will be cancelled and converted into the right to receive a cash payment as set forth in the Merger agreement.

Benefits:
On the date closing date of the merger, you will continue on your current health and welfare and retirement benefit plans such as medical, dental, vision, 401k and life insurance.  Beginning on your IDT Start Date,  , you will be eligible for IDT’s full range of U.S. employee benefits including medical, dental, vision, life, disability, and 401(k) plan participation.  You will be given credit for your years of service with GigPeak for purposes of certain IDT benefits, including vacation entitlement.  Based on your bridged service date (October 27, 2014), you will earn 3 weeks of vacation per year.  You acknowledge and agree that your accrued but unused paid vacation with GigPeak will be assumed by IDT at the closing of the Merger, and you shall be permitted to use such accrued but unused paid vacation in accordance with IDT vacation policies.  A summary of our benefits programs is attached as Exhibit A.

Integrated Device Technology, Inc.  6024 Silver Creek Valley Rd., San Jose, CA 95138  Tel (800) 345 7015  Fax (408) 284 1442  www. IDT.com

Employment with IDT is at the mutual consent of the employee and IDT.  Accordingly, as a U.S.-based employee, you and IDT retain the right to terminate the employment relationship at will, at any time, with or without cause.  Please understand that no representative of IDT other than the CEO has the authority to make any contrary agreement or representation, and that such agreement made by the CEO changing your at-will status must be in writing and signed by you and me.

You acknowledge and agree that this offer letter and the changes to your employment described herein do not constitute a termination without cause or a resignation for good reason or any terms of similar effect under the terms of any plan, policy or agreement with GigPeak and that the retention bonus is being paid to you in exchange for this express acknowledgment and agreement.

This offer is contingent upon IDT’s completion of a standard background check. In order to comply with the Immigration Reform and Control Act of 1986, this offer also is contingent upon you providing proof of eligibility to work in the United States.

During the first week of your employment you will be required to sign an Employee Confidentiality and Invention Agreement, a form of which is attached as Exhibit B to this offer letter.

Because of the responsibilities associated with this position, it is essential that our office receive your acceptance of this package offer no later than February 10, 2017.  This offer is contingent on the successful closing of the Merger.  Effective as of the closing of the Merger, this offer letter will become our binding agreement with respect to your employment and its terms. It will merge and  supersede in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and GigPeak relating to the terms and conditions of your employment[, including, without limitation, that certain Employement Agreement between you and GigPeak Inc. dated November 17, 2016.  Notwithstanding the foregoing, any confidential or proprietary information and inventions agreement between you and GigPeak will remain in effect as it pertains to subject matters existing prior to the closing of the Merger.

Darren, I look forward to working with you on the integration of the GigPeak finance function into IDT.   Please call me directly to discuss any questions you have regarding this offer or your role at IDT.

Sincerely,

Brian White
Vice President, Chief Financial Officer

Darren Ma Signature of Acceptance

Date

Integrated Device Technology, Inc.  6024 Silver Creek Valley Rd., San Jose, CA 95138  Tel (800) 345 7015  Fax (408) 284 1442  www. IDT.com